Exhibit 10.10

COMPANY - DARTMOUTH EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective this 27th day of June 2014, between

TRUSTEES OF DARTMOUTH COLLEGE, a non-profit educational and research institution existing under the laws of the State of New Hampshire, and being located at Hanover, New Hampshire 03755, hereinafter called Dartmouth,

and

CELDARA MEDICAL, LLC., a company of the State of Delaware, with a principal place of business at 16 Cavendish Court, Centerra Resource Park, DRTC, Lebanon, NH 03766; hereinafter called Company.

WHEREAS, Dartmouth, under the direction of principal investigator Charles Sentman, Ph.D. has developed new anti-B7-H6 Immunotherapies; and

WHEREAS, Dartmouth represents that it has the right to grant licenses granted in this agreement; and

WHEREAS, Company wishes to obtain a license under the terms and conditions hereinafter set forth, and to use its expertise and resources to manufacture and market the technology;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

ARTICLE I. Definitions

Section 1.01 Dartmouth Know-How. “Dartmouth Know-How” shall mean the ideas, methods, characterization and techniques developed by Dr. Sentman at Dartmouth before the Effective Date, which are necessary for practicing Dartmouth Patent Rights.

Section 1.02 Dartmouth Patent Rights. “Dartmouth Patent Rights” shall mean Patent Cooperation Treaty Application Serial No. PCT/US2013/039812, and any United States or Foreign Patents issuing therefrom, and any continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof Dartmouth shall be the assignee and owner of all such Patents and Patent Applications.

Section 1.03 Licensed Products. “Licensed Products” shall mean any products or processes covered by or made, in whole or in part, by the use of Dartmouth Patent Rights or by the use of Dartmouth Know-How.

Section 1.04 Field. The “Field” of this Agreement shall mean Human Therapeutics.

Section 1.05 Territory. The “Territory” shall mean worldwide.

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Section 1.06 Subsidiary. “Subsidiary” shall mean any other entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity, including but not limited to a legal entity at least 50% of the voting stock of which is owned by Company.

Section 1.07 Agreement. “Agreement” shall mean this License Agreement.

Section 1.08 Net Sales. “Net Sales” shall mean the gross billing price Company, its subsidiaries and sublicensees charge to their customers for Licensed Products, less sales, use, occupation and excise taxes, and transportation, discounts, returns and allowances in lieu of returns.

Section 1.09 Effective Date. “Effective Date” shall mean the date first written above and shall be the Effective Date of this Agreement.

Section 1.10 License Year. The “First License Year” shall mean the period commencing on the Effective Date and ending December 31, 2014. The second and all subsequent “License Years” shall commence on January 1 and end on December 31 of each year.

Section 1.11 Calendar Quarter. “Calendar Quarter” shall mean the periods ending on March 31, June 30, September 30 and December 31 of each year.

ARTICLE II. Grant

Section 2.01 License Grant. Dartmouth hereby grants to Company and its Subsidiaries an exclusive, royalty-bearing license under Dartmouth Know-How and Dartmouth Patent Rights to make, have made, use, modify, exploit, distribute, and/or sell Licensed Products in the Field in the Territory subject to any rights which may be required to be granted to the Government of the United States of America pursuant to 35 U.S.C. §§200-211. Notwithstanding the foregoing, Dartmouth expressly reserves a non-transferable royalty-free right to use the Dartmouth Patent Rights and Dartmouth Know-How in the Field itself, including use by its faculty, staff and researchers, for educational and research purposes only. Company agrees that, during the period of exclusivity of this license in the United States, any Licensed Product produced for sale in the United States will be manufactured substantially in the United States.

Section 2.02 Sublicenses. Company shall have the right to grant sublicenses to third parties under Dartmouth Know-How and Patent Rights to make, have made, use, modify, exploit, distribute, and sell the Licensed Products with the consent of Dartmouth, which consent shall not be unreasonably withheld, except that such sublicenses shall be in writing and expressly subject to the terms of this Agreement. Company agrees to be responsible for the performance hereunder by its sublicensees. Dartmouth shall have the right to review such sublicenses to assure conformity with this Section. Upon termination of this Agreement, any such sublicenses will revert directly to Dartmouth.

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Section 2.03 Patents. Company shall reimburse Dartmouth for all expenses Dartmouth has incurred for the preparation, filing, prosecution and maintenance of Dartmouth Patent Rights as of the Effective Date ($18,375.20) in four quarterly installments beginning within thirty (30) days of Company’s receipt of a detailed invoice. Company shall engage patent attorney(s) acceptable to Dartmouth (“Firm”). Company shall be responsible for future expenses in connection with preparation, filing, prosecution and maintenance of Dartmouth Patent Rights.

Dartmouth, Company and the Firm shall interact as described in the Client and Billing Agreement (Attachment A). If Company chooses to discontinue prosecution or maintenance of any United States Patent or Patent Application, which is a subject of Dartmouth Patent Rights, it will so inform Dartmouth within a reasonable time before implementation of such decision. Dartmouth then shall have the right to prosecute or maintain such Patent or Patent Application on its own and at its own expense, in which case the license to Company under such Patent or Patent Application will terminate. COMPANY shall notify Dartmouth by at least three (3) months before a National Phase deadline whether it will support the filing of patent applications in particular foreign territories. If COMPANY decides not to support the filing or maintaining foreign applications, Dartmouth reserves the right to file or maintain such applications on its own, in which case the license to COMPANY in the particular territory will terminate.

ARTICLE III.

Disclosure of Invention, Confidentiality and Representations

Section 3.01 Disclosure of Invention. Dartmouth agrees promptly after the Effective Date of this Agreement to deliver and to disclose to duly authorized representatives of Company, all proprietary technical data, methods, processes, including the technology, and other information and specifications relating to Dartmouth Know-How.

Section 3.02 Mutual Confidentiality. Company and Dartmouth realize that some information received by one party from the other pursuant to this Agreement shall be confidential. It is therefore agreed that any information received by one party from the other, and clearly designated in writing as “CONFIDENTIAL” at the time of transfer, shall not be disclosed by either party to any third party and shall not be used by either party for purposes other than those contemplated by this Agreement for a period of three (3) years from the termination of the Agreement, unless or until —

(a) said information shall become known to third parties not under any obligation of confidentiality to the disclosing party, or shall become publicly known through no fault of the receiving party, or

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(b) said information was already in the receiving party’s possession prior to the disclosure of said information to the receiving party, except in cases when the information has been covered by a preexisting Confidentiality Agreement, or

(c) said information shall be subsequently disclosed to the receiving party by a third party not under any obligation of confidentiality to the disclosing party, or

(d) said information is approved for disclosure by prior written consent of the disclosing party, or

(e) said information is required to be disclosed by court order or governmental law or regulation, provided that the receiving party gives the disclosing party prompt notice of any such requirement and cooperates with the disclosing party in attempting to limit such disclosure.

Section 3.03 Corporate Action. Dartmouth and Company each represent and warrant to the other party that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and that all necessary corporate action had been duly taken in this regard.

ARTICLE IV. Due Diligence

Section 4.01 Milestones. Company has represented to Dartmouth, to induce Dartmouth to issue this license, that it will commit itself to a diligent program of exploiting the Licensed Products so that public utilization will result therefrom. As evidence thereof, Company shall make commercially reasonable efforts to meet the following milestones:

Filing of IND	3 years from the Effective Date
Enrollment of first patient into Phase I clinical trial	8 months after IND filing
Enrollment of first patient into Phase II clinical trial	2 years from start of Phase I
Enrollment of first patient into Phase III clinical trial	1 year after the end of Phase II
Filing NDA	1 year after the end of Phase III
FDA approval	2 years from NDA filing

Section 4.02 Minimum Royalty. Dartmouth shall have the right, upon thirty (30) days written notice, to terminate the license, if Company fails to pay Dartmouth a minimum royalty payment of at least:

(a) $200,000 after the completion of the first full calendar year of sales;

(b) $800,000 after the completion of the second full calendar year of sales;

(c) $2,000,000 after the completion of the third full calendar year of sales and after the completion of each full calendar of sales thereafter.

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Company shall have the right to maintain the license by paying Dartmouth within such thirty (30) day period a cash payment equivalent to the Minimum Royalty.

ARTICLE V. Payments, Records and Reports

Section 5.01 Payments. For the rights and privileges granted under this license, Company shall pay to Dartmouth

(a) an earned royalty of 2% based on the value of Net Sales of the Licensed Products; and

(b) non-refundable, non-creditable annual license maintenance fees of $10,000 due upon first anniversary of the Effective Date and $20,000 on the second anniversary of the Effective Date and on each anniversary thereafter; and

(c) following percentages of any consideration, received from an infringement settlement, less litigation expenditures, as described in Section 8.01, and from each sublicense, except earned royalty on the sale of Licensed Products and verifiable funding to support research and development activities (e.g., license issue fees, license maintenance fees, lump sum payments in lieu of royalty payments, stocks, etc.) received from each sublicensee of Company for the grant of a sublicense:

Sublicense agreement executed prior to the 1st anniversary of the Effective Date	30%
Sublicense agreement executed before filing an IND	20%
Following the first dosing of a patient in a Phase I Clinical Trial and prior to the first dosing of a patient in a Phase II Clinical Trial	15%
Following the first dosing of a patient in a Phase II Clinical Trial and prior to the first dosing of a patient in a Phase III Clinical Trial	10%
Following the first dosing of a patient in a Phase III Clinical Trial and prior to the issuance by the FDA (or foreign equivalent) of approval for marketing of a Licensed Product	10%
After the issuance by the FDA (or foreign equivalent) of approval for marketing of a Licensed Product	7.5%

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Dartmouth acknowledges that Company’s business model includes the spin-off of companies, specifically including the formation of a new legal entity and the transfer of some portion of Company’s assets to the new entity, which may include a sublicense, in which case this provision will not apply.

(d) non-refundable, non-creditable milestone payments upon achievement of the following events:

IND filing	$50,000
Phase I Clinical Trial initiation	$75,000
Phase II Clinical Trial initiation	$175,000
Phase III Clinical Trial initiation	$300,000
NDA filing	$400,000
FDA approval	$600,000

It is acknowledged that if the milestones are not accomplished by the dates specified in Section 4.01, and Company does not cure such breach within thirty (30) days of receipt of written notice from Dartmouth, Dartmouth may terminate the license unless payments in the above amounts are made to Dartmouth within thirty (30) days of the dates specified in Section 4.01.

Section 5.02 Reports. Company shall render to Dartmouth:

(a) within thirty (30) days after the end of each Calendar Quarter a written account of all quantities of Licensed Products subject to royalty hereunder sold by Company, any Subsidiary, and any sublicensee during such Calendar Quarter, the calculation of royalty thereon, and sufficient data for Dartmouth to verify the calculation, including gross sales and allowable deductions to derive to Net Sales figures, and shall simultaneously pay in United States dollars to Dartmouth the royalty due with respect to such sales. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the date of royalty payments by Company. Such report shall be certified as correct by an officer of Company. If no Licensed Products subject to royalty hereunder have been sold by Company, its Subsidiaries and its sublicensees during any such quarter, Company shall so report in writing to Dartmouth within thirty (30) days after the end of said quarter. If royalties for any License Year do not equal or exceed the minimum royalties established in Section 4.02, Company shall include the balance of the minimum royalty with the payment for the Calendar Quarter ending December 31. Late payments shall be subject to an interest charge of one and one half percent (11/2%) per month.

(b) within sixty (60) days after the close of each License Year written annual reports which shall include but not limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during preceding twelve (12) months as well as plans for coming year. Company shall also provide any reasonable additional data Dartmouth requires to evaluate Company’s performance.

(c) within thirty (30) days of occurrence report of the date of first sale of Licensed Products in each country.

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Section 5.03 Books of Accounts. Company, its Subsidiaries and sublicensees shall keep full, true and accurate books of accounts and other records containing all particulars which may be necessary for the purpose of ascertaining and verifying the royalties payable to Dartmouth by Company hereunder. Upon Dartmouth’s request, Company, its Subsidiaries and sublicensees shall permit an independent Certified Accountant selected by Dartmouth (except one to whom Company has some reasonable objection), to periodically have access during ordinary business hours to such records of Company, its Subsidiaries and sublicensees as may be necessary to determine, for any quarter ending not more than three (3) years prior to the date of such request, the correctness of any report and/or payment made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Company shall pay the cost of such examination.

ARTICLE VI. Technical Assistance and Commercial Development

Section 6.01 Technical Assistance. Throughout the term of the Agreement, Dartmouth agrees to permit Company and its designees to consult with its employees and agents regarding developments and enhancements made subsequent to the Effective Date relating to the Licensed Products, at such times and places as may be mutually agreed upon; provided that Company agrees to make suitable arrangements with, and to compensate the Dartmouth employees and agents for such consultation.

Section 6.02 Commercial Development. During the term of this Agreement, Company agrees to use commercially reasonable efforts to effectively manufacture and market Licensed Products. Such efforts may include sublicensing, development of promotional literature, mailings, and journal advertisements.

Section 6.03 Name. Neither party shall use nor permit to be used by any other person or entity the name of the other party nor any adaptation thereof, or the name of either party’s employees not named in this agreement, in any advertising, promotional or sales literature, or for any other purpose without prior written permission of the other party, except that Company may state that it is licensed by Dartmouth under Dartmouth Know-How and Patent Rights, and Dartmouth may state that it has licensed to Celdara Medical.

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ARTICLE VII. Indemnity, Insurance, Disclaimers

Section 7.01 Indemnity. Company shall defend and indemnify and hold Dartmouth and its trustees, officers, agents and employees (the “Indemnitees”) harmless from any judgements and other liabilities based upon claims or causes of action against Dartmouth or its employees which arise out of alleged negligence in the development, manufacture or sale of Licensed Products by Company, its Subsidiaries, and sublicensees, or from the use by the end users of Licensed Products, except to the extent that such judgements or liabilities arise in whole or in part from the gross negligence or willful misconduct of Dartmouth or its employees, provided that Dartmouth promptly notifies Company of any such claim coming to its attention and that it cooperates with Company in the defense of such claim. If any such claims or causes of action are made, Dartmouth shall be defended by counsel to Company, subject to Dartmouth’s approval which shall not be unreasonably withheld. Dartmouth reserves the right to be represented by its own counsel at its own expense.

Section 7.02 Insurance. At such time as any product, process, service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Company or by a sublicensee, Subsidiary or agent of Company, Company shall at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Dartmouth and Dartmouth Risk Manager. Such insurance will be considered primary as to any other valid and collectible insurance, but only as to acts of the named insured. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification under this Agreement.

Company shall provide Dartmouth with written evidence of such insurance upon request of Dartmouth. Company shall provide Dartmouth with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Dartmouth shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

Company shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Company or by a sublicensee, Subsidiary or agent of Company and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

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Section 7.03 Disclaimer. Nothing contained in this Agreement shall be construed as:

(a) a warranty or representation by Dartmouth as to the validity or scope of any Patent Rights;

(b) a warranty or representation that any Licensed Products manufactured, used or sold will be free from infringement of patents, copyrights, or rights of third parties, except that Dartmouth represents that it has no knowledge of any existing issued patents or copyrights which might be infringed;

(c) except as provided in Section 7.01, an agreement to defend against actions or suits of any nature brought by any third parties.

DARTMOUTH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF

LICENSED PRODUCTS

ARTICLE VIII. Infringement Matters

Section 8.01 Infringement by Third Parties. Company shall give Dartmouth prompt notice of any incident of infringement of Dartmouth Patent Rights coming to its attention. The parties shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement. Dartmouth agrees to use reasonable efforts to stop any such infringement, but shall not be obliged to commence proceedings against the infringer. If Dartmouth decides to commence proceedings however, Dartmouth shall be responsible for any legal costs incurred and will be entitled to retain any damages recovered. Should Dartmouth decide not to commence proceedings, Company shall be entitled to do so in its own name against the infringer, in which event Company shall be responsible for all legal costs incurred, without recourse to Dartmouth. Financial recoveries from any such litigation will first be applied to reimburse Company for its litigation expenditures with additional recoveries being paid to Company, subject to payments due Dartmouth per Sections 5.01(a) and (c). In any action to enforce Dartmouth Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.

ARTICLE IX. Duration and Termination

Section 9.01 Term. This Agreement shall become effective upon the date first written above, and unless sooner terminated in accordance with any of the provisions herein, shall remain in full force during the life of the last to expire patents under Dartmouth Patent Rights contemplated by this agreement in the last to expire territory. If mutually desired, the parties may negotiate for an extension of this License. Upon the termination of the Agreement Company shall have the right to sell the remainder of the Licensed Product on hand, provided the sales will be subject to the royalty payments of this Agreement.

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Section 9.02 Termination - Breach. In the event that either party defaults or breaches any of the provisions of this Agreement, the other party shall have the right to terminate this Agreement by giving written notice to the defaulting party, provided, however, that if the said defaulting party cures said default within thirty (30) days after said notice shall have been given, this Agreement shall continue in full force and effect. The failure on the part of either of the parties hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

Section 9.03 Termination at Will. Company shall have the right to terminate this Agreement by giving three (3) months advance written notice to Dartmouth to that effect and paying atermination fee of $2,500. Upon termination, a final report shall be submitted and royalty and other payments due under Article V, as well as unreimbursed patent expenses due Dartmouth become immediately payable. Upon receipt of the termination notice, Dartmouth shall be free to start negotiations with a Third Party for the rights granted herein.

Section 9.04 Insolvency. In the event that Company shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, the Agreement shall terminate.

Section 9.05 Prior Obligations and Survivability. Termination of this Agreement for any reason shall not release either party from any obligation theretofore accrued. Sections 3.02, 5.01 – 5.03, 7.01 – 7.03, 9.03, 10.01 – 10.09 shall survive the termination of this Agreement.

ARTICLE X. Miscellaneous

Section 10.01 Governing Law. This Agreement shall be construed, governed, interpreted and enforced according to the laws of the State of New Hampshire.

Section 10.02 Notices. Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:

If to Company, to:

Jake Reder
CEO
Celdara Medical, LLC.
16 Cavendish Ct., Centerra Resource Park, DRTC
Lebanon, NH 03766

If to Dartmouth, to:

Alla Kan
Director
Technology Transfer Office
Dartmouth College
11 Rope Ferry Road
Hanover, NH 03755

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Section 10.03. Assignment. Dartmouth acknowledges that Company’s business model includes the spin-off of companies, specifically including the formation of a new legal entity and the transfer of some portion of Company’s assets to the new entity which may include Assignment of this Agreement. Beyond this exception, neither party shall assign or transfer this Agreement without the express prior written consent of the other, which shall not be unreasonably withheld. For purposes of this Agreement, an assignment or transfer of this Agreement by COMPANY shall be deemed to occur in connection with (a) an express assignment or transfer, (b) a general assignment for the benefit of creditors or in connection with any bankruptcy or other debtor relief law, (c) any merger or consolidation to which COMPANY is a party, regardless of whether COMPANY is the surviving corporation, or (d) any other transaction pursuant to which a change would occur in the “ultimate parent entity” of COMPANY, applying the rules in effect from time to time under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 10.04 Entire Agreement. This Agreement represents the entire Agreement between the parties as of the effective date hereof, and may only be subsequently altered or modified by an instrument in writing. This agreement cancels and supersedes any and all prior oral or written agreements between the parties which relate to the subject matter of this Agreement.

Section 10.05 Mediation and Arbitration. Both parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation. Both parties agree that at least one employee, capable of negotiating an agreement on behalf of his employer, shall, within three weeks of receipt of written notification of a dispute, meet with at least one employee of the other party who is also capable of negotiating an agreement on behalf of his employer. If no agreement can be reached, both parties agree to meet again within a four week period after the initial meeting to negotiate in good faith to resolve the dispute. If no agreement can be reached after this second meeting, both parties agree to submit the dispute to binding arbitration under the Rules of the American Arbitration Association before a single arbitrator.

Section 10.06 Waiver. A failure by one of the parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the parties hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

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Section 10.07 Severability. The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

Section 10.08 Marking. Company agrees to mark the Licensed Products with all applicable trademarks, and patent numbers.

Section 10.09 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year herein written.

THE TRUSTEES OF DARTMOUTH COLLEGE

By	/s/ Alla Kan

Date	June 27, 2014

Name	Alla Kan, Director
Title	Technology Transfer Office

CELDARA MEDICAL, LLC

By:	/s/ Jake Reder

Date	Jul 8, 14

Name	Jake Reder
Title	CEO

pg. 12

Attachment A: Client and Billing Agreement

Reference Doc: Procedures to be Followed by LeclairRyan in Regard to Licensed Dartmouth Patent Rights

pg. 13

FIRST AMENDMENT TO

CELDARA - DARTMOUTH EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDMENT (the “First Amendment”) is effective as of January 4, 2015, by and between the TRUSTEES OF DARTMOUTH COLLEGE, a non-profit educational and research institution existing under the laws of the State of New Hampshire (hereinafter “Dartmouth”) and Celdara Medical, LLC having its principal place of business at 16 Cavendish Court, Centerra Resource Park, DRTC, Lebanon, NH 03766 (hereinafter “Celdara”).

WHEREAS, the parties previously entered into an Exclusive License Agreement, dated June 27th, 2014 (the “Agreement”) (capitalized terms used but not otherwise defined in this First Amendment shall have the meanings given such terms in the Agreement);

WHEREAS, the parties wish to amend the Agreement in the manner set forth in this First Amendment and otherwise to provide for certain agreements by the parties as set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Section 1.03 is hereby amended and restated in its entirety as follows:

“Section 1.03 Licensed Products, “Licensed Products” shall mean any product or process, the manufacture, use or sale of which, in whole or in part, is covered by the Dartmouth Patent Rights.”

2. Section 5.01(c) is hereby amended and restated in its entirety as follows:

“(c) following percentages of any consideration received by the Company from an infringement settlement, less litigation expenditures, as described in Section 8.01, or received by the Company from each sublicensee of the Company for the grant of a sublicense hereunder with respect to any Licensed Products (e.g. license issue fees, license maintenance fees, etc.), except earned royalty on the sale of any Licensed Products:

(i) 15% if such sublicense is granted by the Company during the preclinical development stage of such Licensed Product up to administration of the first dose in a Phase I clinical trial for such Licensed Product;

(ii) 10% if such sublicense is granted by the Company after the administration of the first dose in a Phase I clinical trial for such Licensed Product and prior to completion of a Phase II clinical trial for such Licensed Product; or

(iii) 5% if such sublicense is granted by the Company after the completion of a Phase II clinical trial for such Licensed Product and thereafter.”

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3. Section 6.02 is hereby amended and restated in its entirety as follows::

“Section 6.02 Commercial Development. During the term of this Agreement, the Company will use commercially reasonable efforts to achieve the milestone targets set forth herein. These efforts will include use of commercially reasonable efforts to develop and commercialize Licensed Products. Company will use commercially reasonable efforts to maintain or cause to be maintained by the Company a bona fide, fully funded, fully staffed ongoing and active research, development, manufacturing, regulatory, business development, marketing and sales effort to make the Licensed Products commercially available as soon as commercially practicable.”

6. Except as specifically amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

7. This First Amendment shall be construed, governed, interpreted and enforced according to the laws of the State of New Hampshire.

8. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or by email of a scanned copy will be effective as delivery of an original executed counterpart of this First Amendment.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment in duplicate originals, by their respective officers hereunto duly authorized, as of the date herein written.

CELDARA MEDICAL, LLC		TRUSTEES OF DARTMOUTH COLLEGE

By:	/s/ Jake Reder	By:	/s/ Glennis Gold
Name:	Jake Reder, Ph.D.	Name:	Glennis Gold, Interim Director
Title:	CEO	Title:	Technology Transfer Office

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